Exhibit 99.1

[ILLUMINET LOGO]


FOR MORE INFORMATION:                           MEDIA CONTACT:
Peter Wiederspan                                Penny Thomas
Vice President, Finance and Investor Relations  Senior Manager, Corporate
(360) 493-6165                                  Communications
investor_relations@illuminet.com                (360) 493-6724
                                                media_relations@illuminet.com


        Illuminet Exceeds Second Quarter Revenue and EPS Expectations
    ~ Intelligent Network services continue exceptional performance trend
       ~ Reports Second Quarter Revenue of $47.2 million; EPS of $0.29

OLYMPIA, Wash--July 19, 2001 - Illuminet Holdings, Inc. (Nasdaq:ILUM), the nation's largest independent provider of SS7 network and database services to telecommunications carriers, today announced financial results for its second quarter ended June 30, 2001. Both revenue and net income demonstrate ongoing strength in the company's core business, with its Calling Name database and wireless roaming services driving the outstanding results for the quarter and the half-year.

Revenue for the quarter increased 30%, to $47.2 million, compared to $36.3 million in the second quarter of 2000. Net income increased 134%, to $10.0 million, or $0.29 per diluted share, compared to $4.2 million, or $0.12 per diluted share, in the second quarter of 2000. The net income for 2000 includes $3.4 million, or $0.10 per diluted share, of costs related to the transaction with National Telemanagement Corporation (NTC). Earnings per share was ahead of First Call consensus expectations of $0.27 per diluted share.

"Illuminet's core business continues to show strong incremental revenue growth from carriers increasing the market penetration of their services, including Calling Name delivery and local number portability," said Roger H. Moore, Chief Executive Officer of Illuminet Holdings. "Illuminet provides services fundamental to the business of telecommunications - without SS7 signaling and intelligent network database services carriers cannot complete calls and they cannot provide the value-added services expected by their subscribers.

"All carriers today are seeking ways to streamline their organizations and focus their resources on customer-facing activities. In a challenging marketplace, the option to outsource network services requiring highly-specialized engineering resources to Illuminet represents a very compelling value proposition," Moore added. "Illuminet's wealth of expertise and one-stop service bureau for these essential services also holds strong appeal for new telecom entrants, such as those affiliated with utilities and cable companies."

Illuminet has experienced limited exposure to the challenges facing certain segments of the telecom market including equipment vendors and some competitive carriers. The industry at large continues to expand, and Illuminet serves a very diverse customer base with a wide range of services that both new and existing communications carriers require to be in business.

Looking forward the company expects revenues to grow by 23-25% year-over-year for the full year, with operating income margins to remain solid at approximately 30%. For the third quarter of 2001, the company expects revenues to be in the range of $47 to $49 million. The company also remains comfortable with third quarter First Call consensus of $0.28 per diluted share.

CORE SERVICES CONTINUE TO DRIVE GROWTH
Among Illuminet's core services, Calling Name services grew by 81% over the second quarter of 2000. Carriers utilize Illuminet's Calling Name database - one of the largest - to provide Caller ID services. Number portability services grew 38% over the same period. As a leader in providing number portability services to wireline carriers since inception of the FCC mandate in 1997, Illuminet is prepared today to fully support the needs of wireless carriers facing a November 2002 deadline to deploy number portability.

Another core service posting strong performance in the quarter was Illuminet's IS-41 wireless message business that grew 54% over the same period in 2000. As roaming charges become largely invisible to consumers on one-rate pricing plans, more calls are being made from more wireless phones and roaming between carrier networks continues to rise. Illuminet sees an increase in IS-41 message traffic on its network because it facilitates this out-of-area roaming activity. Growth of short message service (SMS) devices, such as cellular phones capable of sending or receiving text messages - also contributed to the increase in IS-41 message traffic. In addition, Illuminet's wholly-owned subsidiary NTC reported increases in new activations and minutes of usage for prepaid services for the second quarter, as well as a successful launch of its new Directory Assistance Call Completion (DACC) service. DACC allows wireless carriers to maintain end-to-end control over calls placed from their network that require a directory database look-up, thereby retaining all revenue associated with the call.

CONTINUED INVESTMENT IN NEW SERVICES
"Illuminet continues to pursue development of value-added offerings that extend our ability to attract and retain a diverse customer base," said Moore.

Roll-out of OSS Interconnection Services continues to progress on plan. The service is designed to streamline the time-consuming process of exchanging different types of order transactions between carriers and their trading partners. In addition, the company purchased certain assets of applications developer Botting Systems, Inc., which will allow Illuminet to introduce later this year a suite of tools that will extract data directly from the SS7 network. The data will be presented in a variety of readily available forms for carriers to use in network management, billing verification and other critical business decisions.


SECOND QUARTER REVENUE HIGHLIGHTS
The company's core business of Network Services increased 33% to $45.8 million during the second quarter of 2001, compared to $34.3 million in the second quarter of 2000. Within Network Services, Network Connectivity increased 28% to $15.3 million in the quarter, compared to $12.0 million in the second quarter of 2000. Intelligent Network Services contributed $20.9 million to revenue in the second quarter of 2001, compared to $14.4 million in the second quarter of 2000, an increase of 45%. Wireless Services revenue increased 21% to $9.6 million in the quarter, compared to $7.9 million in the second quarter of 2000. Wireless Services revenues include wireless roaming and prepaid services.

SECOND QUARTER EXPENSES HIGHLIGHTS
Carrier costs in the second quarter were $8.4 million, or 18% of revenue, compared to $6.8 million, or 19% of revenue, in the second quarter of 2000. Operating expense in the most recent quarter was $12.0 million, or 25% of revenue, compared to $9.6 million, or 27% of revenue, in the second quarter of 2000.

SG&A expense for the quarter was $7.0 million, or 15% of revenue, compared to $5.1 million, or 14% of revenue, in the second quarter of 2000. Depreciation increased to $5.3 million in the first quarter of 2001, or 11% of revenue, compared to $3.8 million, or 10% of revenue, in the second quarter of 2000. These increases reflect additional resources necessary to support the company's growing revenue base.


BALANCE SHEET HIGHLIGHTS
Cash and marketable securities increased slightly to $122.3 million at the end of the quarter. Capital expenditures for the quarter were $12.6 million.

Net accounts receivable remained essentially flat at $47.3 million. Approximately 51%, or $24.1 million, of these receivables are non-revenue billings (pass-through billings). Day's sales outstanding for the current quarter calculated as gross accounts receivables less pass-through is 48 days and consistent with historical levels.


RECENT HIGHLIGHTS

o The company completed the acquisition of certain assets from applications developer Botting Systems, Inc. including software that is expected to speed deployment of Illuminet's Network Reporting Services, a suite of services designed to mine data from the SS7 network. The applications add detailed reporting capabilities, a critical component supporting Illuminet's strategy to leverage its SS7 network to provide additional value-added services to carriers. These network reporting services will be capable of generating a variety of analysis reports, providing carriers readily available information they need to better manage their network and their businesses.

o In June, Illuminet announced a product alliance with Tekelec, a leading developer of telecommunications signaling infrastructure, softswitches, diagnostic solutions and service applications. With this partnership, an Illuminet data collection platform and suite of applications for billing verification and network analysis is incorporated into Tekelec's Sentinel, a cost-effective network maintenance, diagnostic, and surveillance system for wireline and wireless network providers.

o At its Annual Shareholder Meeting in May, Illuminet announced the re-election of Jack W. Blumenstein and James W. Strand to its Board of Directors. Mr. Blumenstein is the President of TBG Information Investors, LLC in Lake Forest, IL. Mr. Strand is the former Market Area President of ALLTEL in Lincoln, NE. Both were re-elected to serve three-year terms, expiring in 2004.


CONFERENCE CALL
Illuminet will host a live conference call and Web cast to discuss its second quarter financial results on Thursday, July 19, 2001 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Roger Moore, CEO, and Dan Weiss, CFO. The Web cast and replay of the call will be available at www.illuminet.com or www.ccbn.com. Listeners should go to either of these sites at least 15 minutes prior to the call to download and install any necessary audio software. A replay of the conference call is also available at 1-800-633-8284 and by providing the 19201586 confirmation code.

ABOUT ILLUMINET
Founded in 1981, Illuminet (Nasdaq: ILUM) is the largest independent outsource provider of advanced nationwide signaling and intelligent network services that are essential to the communications industry. Connection to the Illuminet network gives carriers access to virtually the entire U.S. public-switched telecommunications infrastructure through a single source. The Illuminet service bureau specializes in cost-effective outsourcing of highly complex SS7 network and telecom database services including calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, Operations Support System
(OSS) interconnection services, clearinghouse services, toll-free database and other core functions for traditional, wireless and IP-based carriers. The company also provides prepaid wireless services, including real-time account management, through its subsidiary National Telemanagement Corporation (NTC), based in Dallas, TX. Illuminet's headquarters are at 4501 Intelco Loop, SE, Lacey, WA 98503; (360) 493-6000; www.illuminet.com.

EDITOR'S NOTE: Illuminet is a registered service mark of Illuminet Holdings, Inc.

                                    # # #

CAUTIONARY STATEMENT: Certain statements contained in this release are forward-looking statements. "Forward-looking" statements, as defined in the Private Securities Litigation reform Act of 1995 ("Act"), are based on current expectations, estimates and projections. Such statements are made pursuant to the safe harbor provisions of the Act. Statements that are not historical facts, including statements regarding, third quarter financial results, projected growth rates for revenues and net income and expected operating margins along with Illuminet's beliefs and expectations are forward-looking statements. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements, including but not limited to our ability to provide reliable services, acceptance of new products and services within the industry, the impact of any network outages, the ability of third party communications infrastructure suppliers to maintain operational integrity of our connections and to continue to provide and expand service to us, our ability to effectively and cost efficiently acquire and integrate complimentary businesses and technologies, continued acceptance of our SS7 network and the telecommunications market's continuing use of SS7 technology, our ability to attract and retain employees with requisite skills to execute our growth plans, intense competition in the market for SS7 services and pricing pressures caused by competition and industry consolidation. For additional discussion of the principal factors that may cause actual results to be different, please refer to the company's 10-K filing on March 9, 2001. Illuminet undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

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



                                                 Illuminet Holdings, Inc. and Subsidiaries
                                                       Consolidated Income Statement
                                             (In thousands, except share and per share amounts)




                                                           Three months ended                         Six months ended
                                                                June 30,                                  June 30,
                                                       2001                  2000                 2001                 2000
                                                 ------------------    -----------------    -----------------    -----------------
                                                    (Unaudited)          (Unaudited)          (Unaudited)          (Unaudited)

Revenues                                                  $ 47,218             $ 36,257             $ 91,704             $ 70,786

Expenses:
     Carrier costs                                           8,370                6,813               16,352               13,325
     Operating                                              11,956                9,612               23,911               18,776
     Selling, general, and administrative                    6,991                5,062               14,150                9,950
     Depreciation and amortization                           5,337                3,805                9,880                7,448
     Merger costs                                                -                3,353                    -                3,353
                                                 ------------------    -----------------    -----------------    -----------------
Total expenses                                              32,654               28,645               64,293               52,852
                                                 ------------------    -----------------    -----------------    -----------------

Operating income                                            14,564                7,612               27,411               17,934

Interest income                                              1,711                1,871                3,585                3,671
Interest expense                                              (220)                (385)                (422)                (756)
                                                 ------------------    -----------------    -----------------    -----------------

Income before income taxes                                  16,055                9,098               30,574               20,849

Income tax provision                                         6,102                4,851               11,623                9,319
                                                 ------------------    -----------------    -----------------    -----------------

Net income                                                 $ 9,953              $ 4,247             $ 18,951             $ 11,530
                                                 ==================    =================    =================    =================


Earnings per share-diluted                                  $ 0.29               $ 0.12               $ 0.56               $ 0.33
                                                 ==================    =================    =================    =================

Weighted-average common shares-diluted                  33,908,787           33,548,112           33,807,688           33,530,380
                                                 ==================    =================    =================    =================
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


                                   Illuminet Holdings, Inc. and Subsidiaries
                                           Consolidated Balance Sheet
                               (In thousands, except share and per share amounts)




                                                                            June 30,              March 31,             December 31,
                                                                              2001                  2001                    2000
                                                                         -------------------   ---------------      ----------------
                                                                         (Unaudited)            (Unaudited)

                                ASSETS

Current assets:
     Cash & cash equivalents                                                     $ 60,391       $  62,686                  $ 32,358
     Available-for-sale securities                                                 61,903          54,774                    84,531
     Accounts receivable, net                                                      47,280          47,404                    42,891
     Deferred income taxes                                                          1,112           1,112                       939
     Income taxes receivable                                                        2,051               -                       752
     Prepaid expenses and other                                                     4,011           4,651                     3,148
                                                                       -------------------   -------------------    ----------------
Total current assets                                                              176,748         170,627                   164,619

Property and equipment, net                                                        75,324          67,933                    65,279

Other assets                                                                        1,608           1,874                     1,463
                                                                       -------------------    -------------------   ----------------
Total assets                                                                    $ 253,680       $ 240,434                 $ 231,361
                                                                       ===================   ===================    ================


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Trade accounts payable                                                      $ 13,185       $  12,463                  $ 15,071
     Accrued expenses                                                               6,426           6,830                     8,354
     Due to customers                                                              15,877          13,343                    13,520
     Income taxes payable                                                               -           2,842                        -
     Current portion of obligations under capital leases                            2,762           2,716                     2,693
     Current portion of long-term debt                                                323             485                       675
                                                                       -------------------      -------------------     ------------
Total current liabilities                                                          38,573          38,679                    40,313
                                                                       -------------------      -------------------     ------------

Deferred income taxes                                                               5,899           5,899                     5,819
Obligations under capital leases, less current portion                              1,157           1,699                     2,402
Long-term debt, less current portion                                                5,988           6,071                     6,153

Stockholders' equity:
     Common stock                                                                     326             323                       321
     Additional paid-in capital                                                   122,936         119,192                   117,056
     Deferred stock-based compensation                                             (2,205)         (2,482)                   (2,758)
     Retained earnings                                                             81,006          71,053                    62,055
                                                                       -------------------      -------------------    -------------
Total stockholders' equity                                                        202,063         188,086                   176,674
                                                                       -------------------      -------------------    -------------
Total liabilities and stockholders' equity                                      $ 253,680       $ 240,434                 $ 231,361
                                                                       ===================      ===================    =============
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